Exhibit 99.1

Liberated Energy Retains VoiceFlix Advertising Agency

SOUTHAMPTON, NJ – (Marketwired – June 17, 2015) Liberated Energy Inc. (OTC PINK: LIBE) announces today that it has retained VoiceFlix Inc. as its advertising agency of record. Management's decision in favor of VoiceFlix shows that management is determined to enhance Liberated Energy's public profile and increase its awareness of its expanded corporate mission, products and services.

Brian P. Conway, CEO of Liberated Energy, said "After considering several agencies, we decided that VoiceFlix is the best fit for us. They are known for working closely with publicly traded companies to nurture and build shareholder value while building their client's company brand.  We are confident that this strategic alliance will enhance the future of our company."

"We are eager to start working with management to position Liberated Energy as a strong and growing mover and shaker in the alternative energy products and services sector,"  Said Amber Joy, CEO of VoiceFlix.  "Our experience in providing corporate branding services, video production and blog development services, while boosting online presence through our comprehensive social media management plan is a perfect fit for Liberated Energy. We know we can deliver excellent results to Liberated as they roll out new acquisitions and products and expand their distribution network," said Ms. Joy.

Conway reiterated, "We're excited to introduce the VoiceFlix team to our distributors in Boston in the upcoming weeks.  At that time we'll begin corporate and product video development to enhance our distributors' sales and marketing efforts."

About VoiceFlix Inc.
 VoiceFlix is the leading small cap full-service advertising and marketing firm based in Seattle. Specializing in strategic communications programs that develop, build and enhance corporate and product reputation through innovative ideas and meticulous attention to detail. It specializes in corporate brand building, image strategy and profile management primarily serving small cap public companies.
Visit: http://voiceflix.com

About Liberated Energy Inc.
 Liberated Energy Inc. is a diversified energy services holding company delivering conventional as well as non-conventional energy solutions throughout North America. For its customers, Liberated is an energy products and services company reducing the everyday cost of energy to its clients. For its shareholders, Liberated operates and acquires a diverse array of energy products and service companies with proven revenues and operations. Its mission is to be the best small cap energy services company of its kind in North America.

Safe Harbor for Forward-Looking Statements: This press release may contain forward-looking information. There are many factors that could cause the Company's expectations and beliefs about its operations, its services and service offerings, its results to fail to materialize. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Brian Conway, CEO
Liberated Energy Inc
Phone: (845) 610-3817
http://liberatedenergyinc.com

Amber Joy, CEOVoiceFlix Inc.
Phone: (917) 817-9769
http://voiceflix.com